Exhibit 99.1

For Additional Information contact:
Robert Bedinghaus
(513) 574-3025
(513) 607-6614

Cincinnati Federal Announces the Hiring of Mike Veeneman, Vice President, Sales Manager of Residential Lending

Cincinnati, Ohio; October 23, 2019 - Cincinnati Federal, a wholly-owned subsidiary of Cincinnati Bancorp (the “Company”) (OTCPink: CNNB), announced today the hiring of Mike Veeneman as Vice President, Sales Manager of Residential Lending.

Mr. Veeneman comes to Cincinnati Federal with a successful 30-year track record of leading residential lending operations.   He will lead an already robust residential lending team of loan originators that have originated more than $198 million residential loan volume since January of 2017.

Executive Chairman of Cincinnati Federal, Robert Bedinghaus, said, “We are excited to have Mike join our operation.  With the expected completion of our second step stock conversion and stock offering early next year we will be in a position to significantly enhance our loan production and continue to profitably grow our bank.”

Mike Veeneman said, “Cincinnati Federal provides a great platform. They have been very successful over the last several years and I look forward to building on that success. It was important to me that I join with a company that had a broad product offering and the back-office ability to meet the needs of today’s mortgage customer. Cincinnati Federal has the proven track record I was looking for.”

Mr. Veeneman will initially be located at Cincinnati Federal’s office in Green Township (6581 Harrison Ave.) and can be reached at (513) 574-3025.

More about Cincinnati Federal

Cincinnati Federal, headquartered in Green Township, is a community bank with assets of $222 million.  Cincinnati Federal operates branch offices in Miami Township (Hamilton County), Price Hill, Anderson Township in Ohio and Covington and Florence in Northern Kentucky.

Established in 1922 as Library Savings, Cincinnati Federal has grown in recent years with the acquisition of Clifton Heights Building and Loan (2007) and Kentucky Federal Savings and Loan Association (2018).

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made. Neither the Company nor Cincinnati Federal assumes any duty and does not undertake any duty to update forward-looking statements.